Exhibit 10.1(aq)

Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan

Restricted Stock Award Agreement

You have been selected to be a Participant in the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:	June 11, 2009

Number of Shares of Restricted Stock Awarded:	1,500

Vesting Date and Number of Shares Vested per Vesting Date:

Vesting Date	Number of Shares Vested

June 27, 2012	1,500

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

THIS AWARD AGREEMENT, effective as of the Date of Award set forth above, represents the award of Restricted Stock by Sauer-Danfoss Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.                                Certificate Legend. Each certificate, or transfer agent book record, representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan, rules of administration adopted pursuant to such Plan, and in the Restricted Stock Award Agreement dated June 11, 2009. A copy of the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan, such rules, and such Restricted Stock Award Agreement may be obtained from Sauer-Danfoss Inc.”

2.                                Removal of Restrictions. Except as may otherwise be provided herein and in the Plan, the Restricted Stock awarded pursuant to this Agreement shall become freely transferable by the Participant in accordance with the Vesting Date and Number of Shares Vested per Vesting Date set forth above. Once Restricted Stock is no longer subject to any restrictions, the Participant shall be entitled to have the legend required by Section 1 of this Agreement removed from his stock certificates that are no longer subject to restrictions.

3.                                Voting Rights and Dividends. Prior to the Vesting Date, the Participant may exercise full voting rights and shall be entitled to dividends and other distributions paid with respect to the shares of Restricted Stock while they are held. If any such dividends or distributions are paid in shares of common stock of the Company, the shares shall be subject to the same restrictions on transferability as are the shares of Restricted Stock with respect to which they were paid.

4.                                Termination of Directorship. Unless otherwise designated by the Sauer-Danfoss Inc. Compensation Committee, all unvested Restricted Stock shall be forfeited upon the Participant’s termination of service on the Board.

5.                                Change of Control. In the event of a Change of Control (as defined in the Plan), all restrictions on the transferability of outstanding awards of Restricted Stock held by the Participant under the Plan shall immediately lapse, and thereafter such shares shall be freely transferable by the Participant, subject to applicable Federal and state securities laws.

6.                                Nontransferability. Prior to vesting, Restricted Stock awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“a Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, the Participant’s right to such Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

7.                                Adjustments in Authorized Shares. The Committee shall have the sole discretion to adjust the number of shares of Restricted Stock awarded pursuant to this Agreement, in accordance with Section 4.4 of the Plan.

8.                                Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

9.                                Share Withholding.  With respect to withholding required upon any other taxable event arising as a result of Awards granted hereunder, the Participant may elect, subject to the approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

10.                         Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation (name, address, and relationship):

11.                         Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

12.                         Miscellaneous.

(a)                      The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

(b)                     This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(c)                        All obligations of the Company under the Plan and this Agreement, with respect to this Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d)                     To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of                                               .

Participant	Sauer-Danfoss Inc.

By:
Anne L. Wilkinson